Exhibit 12
                           CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                       (in thousands)

                                                                           12 Months Ended
                                                 ___________________________________________________________________
                                                                                   December 31,
                                                   March 31,  ______________________________________________________
                                                     1996       1995       1994         1993        1992        1991
                                                 ___________  ________   ________   ________    ________    ________
Net Income. . . . . . . . . . . . . . . . . . .    $ 78,452   $ 70,631   $ 81,913   $ 84,011    $ 72,601    $ 75,683

Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .      48,359     41,276     38,097     50,441       6,110      36,316
  Deferred (net). . . . . . . . . . . . . . . .       5,187      5,627     13,190      1,674      33,998       7,573
  Investment tax credit amortization. . . . . .      (3,358)    (3,361)    (3,367)    (3,366)     (3,336)    (3,464)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .         972        941        603        631       2,989       2,413
                                                    _______    _______    _______    _______     _______     _______
                                                     51,160     44,483     48,523     49,380      39,761      42,838
                                                    _______    _______    _______    _______     _______     _______
Net income before income taxes. . . . . . . . .     129,612    115,114    130,436    133,391     112,362     118,521
                                                    _______    _______    _______    _______     _______     _______

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .      31,302     31,168     31,164     32,823      35,534      36,652
  Interest on provision for revenue refunds . .           -          -          -          -        (803)      4,261
  Other interest. . . . . . . . . . . . . . . .         902        853        358        479         392       1,231
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .       1,710      1,703      1,678      1,598         863         338
                                                    _______    _______    _______    _______     _______    ________
                                                     33,914     33,724     33,200     34,900      35,986      42,482
                                                    _______    _______    _______    _______     _______    ________

Earnings as defined . . . . . . . . . . . . . .    $163,526   $148,838   $163,636   $168,291    $148,348    $161,003
                                                    =======    =======    =======    =======     =======     =======

Ratio of earnings to fixed charges. . . . . . .        4.82       4.41       4.93       4.82        4.12        3.79

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .    $  3,821   $  3,850   $  3,510   $  3,718    $  4,549    $  5,396
  Adjustment to pre-tax basis*. . . . . . . . .       2,492      2,425      2,079      2,185       2,491       3,054
                                                    _______    _______    _______    _______     _______     _______
                                                   $  6,313   $  6,275   $  5,589   $  5,903    $  7,040    $  8,450
                                                    _______    _______    _______    _______     _______     _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .    $ 40,227   $ 39,999   $ 38,789   $ 40,803    $ 43,026    $ 50,932
                                                    =======    =======    =======    =======     =======     =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .        4.07       3.72       4.22       4.12        3.45        3.16

* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net income                   }  required for preferred dividends






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